Exhibit 10.1
November 25, 2014

Mr. Raymond Nowak
c/o CBS Outdoor Americas Inc.
405 Lexington Avenue
New York, NY 10174

Dear Ray:

Please refer to the agreement between you and CBS Outdoor Americas Inc., now OUTFRONT Media Inc.(“OUTFRONT”) and will be referred to as such in this agreement, made as of November 25, 2013, pursuant to which you have been performing services for OUTFRONT as its Executive Vice President, Chief Administrative Officer and U.S. Chief Financial Officer (the “Employment Agreement”).

1.
This Letter Agreement will confirm our mutual agreement that you will continue to perform your current duties until Wednesday, December 31, 2014 (the “Transition Date”) and that your employment with OUTFRONT will cease at 5:00 p.m., Eastern Time, on the later of Friday, February 27, 2015 or the date Long-term Incentive awards are made (the “Separation Date”).

2.
Following the Transition Date and the execution of this Letter Agreement, you will be relieved of the duties and responsibilities of your current position as Executive Vice President, Chief Administrative Officer and U.S. Chief Financial Officer, and you will have no further authority to conduct business or make commitments on behalf of OUTFRONT and its subsidiaries without my advance approval. During the period which begins on the Transition Date and continuing through the Separation Date (such period, the “Advisor Period”), you will serve as a Senior Advisor. The exact nature of your duties and responsibilities in such role will be mutually determined by you and OUTFRONT as business needs warrant, from time to time, consistent with your former role. Without limitation on future duties and responsibilities, it is noted that your duties and responsibilities as a Senior Advisor will include assisting me with the general transition of your former duties.

3.
During the Advisor Period, your salary will remain at its current level. For the avoidance of doubt, you will be eligible for your performance year 2014 bonus, payable at the time other executive bonuses are paid and at the same level as other senior executives. You will also be eligible for a pro-rata portion of the 2015 bonus, payable according to Section 8(c)(ii) of your Employment Agreement, also payable at the time other executive bonuses are paid and at the same level as other senior executives. Additionally, you will receive a 2015 equity grant at target.

4.
OUTFRONT agrees that you will be afforded a reasonable opportunity to review and comment on any OUTFRONT press release or other external communication pertaining to your departure prior to its release.

5.
OUTFRONT acknowledges that the circumstances of your departure on the Separation Date constitute a termination without Cause pursuant to paragraph 8(b) of the Employment Agreement, and you agree that this Letter Agreement constitutes the notice of termination required by paragraph 8(b) of the Employment Agreement. Subject to your compliance with the requirements of paragraph 8(g) of the Employment Agreement, you will be paid or provided, as applicable, the payments and benefits described in paragraph 8(c) of the Employment Agreement in accordance with the terms of such provision. An exception is made in paragraph 8(c)(v) whereby the date to which any unvested

Mr. Raymond Nowak
November 25, 2014

restricted stock units, stock options or other equity awards will continue to vest will be extended to April 2, 2018. For the sake of clarity and avoidance of doubt, OUTFRONT will enforce the mitigation provisions in paragraph 8(c) of the Employment Agreement only to the extent that you engage in a for-profit business activity that competes for advertiser spend in Out-of-Home media.

6.
Notwithstanding paragraph 5 of the Employment Agreement, you agree to cease using and return to OUTFRONT Human Resources your company-issued American Express card after the Transition Date, and to submit for reimbursement any business expenses incurred on or before to the Transition Date within thirty (30) days thereafter. During the Advisor Period, you agree not to incur any additional business expenses that have not been pre-authorized by me.

7.	You acknowledge and agree that the covenants set forth in paragraph 6 of the Employment Agreement shall continue to apply during the Advisor Period and thereafter for the periods described therein.

8.
Neither you nor OUTFRONT will disclose, publish, publicize, or disseminate, or cause to be disclosed, published, publicized, or disseminated, any information relating to the contents of this Letter Agreement or the discussions that led up to it (“the Prohibited Disclosures”), except in response to subpoena, judicial order, or otherwise required by legal process, or except as may be provided herein. This paragraph 8 shall not be construed to prevent you from describing your duties, dates of employment, and responsibilities at OUTFRONT in connection with any effort you may undertake to obtain employment or in connection with any other opportunities.

Very truly yours,

OUTFRONT Media Inc.

By:__/s/ Donald R. Shassian________
Donald R. Shassian
Executive Vice President Chief Financial Officer
ACCEPTED AND AGREED:

__/s/ Raymond Nowak_________________
Raymond Nowak

Date:__November 25, 2014______________